NUMBER

P-0

SHARES

Incorporated under the laws of the State of Nevada

New Venture Holdings, Inc.

5,000,000 Shares $0.001 Par Value

Preferred Stock

See Reverse for Certain Definitions

This is to certify that **SPECIMEN** is the owner of

Fully Paid and Non-Assessable Shares of Preferred Stock of

New Venture Holdings, Inc.

transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

Secretary

President

CORPKIT, NEW YORK